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                                                                   EXHIBIT 23.1



The Board of Directors

Mexican Restaurants, Inc.

We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Mexican Restaurants, Inc. of our report dated February 14, 2003, relating to the consolidated balance sheets of the Mexican Restaurants, Inc. and subsidiaries as of December 29, 2002 and December 30, 2001 and the related consolidated statements of income, stockholders' equity and cash flows for the each of the years in the three-year period ended December 29, 2002, which report appears in the December 29, 2002 Annual Report on Form 10-K of Mexican Restaurants, Inc.

/s/ KPMG LLP

Houston, Texas

March 6, 2003